Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL YEAR 2011, AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 2, 2011 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2011, both ended February 13, 2011, and its February sales results for the four weeks ended February 27, 2011.

Net sales for the quarter increased eleven percent, to $20.45 billion, from $18.36 billion during the second quarter of fiscal 2010. Net sales for the first half increased eleven percent, to $39.27 billion, from $35.28 billion last year. This year’s results include sales from the Company’s 50% owned Mexico joint venture, as the Company began consolidating its Mexico operations on a prospective basis beginning with its 2011 fiscal year. Mexico sales accounted for approximately three percentage points of the increase for both the quarter and the year-to-date sales.

Comparable sales for the second quarter and first half of fiscal 2011, including Mexico operations for both this and last year, were as follows:

	12 Weeks	24 Weeks
U.S.	5%	5%
International	12%	13%

Total	7%	7%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales were as follows:

	12 Weeks	24 Weeks
U.S.	3%	3%
International	8%	9%

Total	4%	5%

Net income for the quarter was $348 million, or $.79 per diluted share, compared to $299 million, or $.67 per diluted share, last year. Net income for the first half was $660 million, or $1.49 per diluted share, compared to $565 million, or $1.27 per diluted share, last year. The quarter last year included a $22 million pre-tax charge ($0.03 per diluted share) related to a change in employee benefits. The consolidation of the Mexico joint venture had no impact on net income or earnings per share attributable to Costco.

The Company today also reported net sales of $6.38 billion for the four weeks ended February 27, 2011, an increase of fourteen percent from $5.61 billion in the same four-week period of the prior fiscal year. For the six-month retail reporting period of September through February, the twenty-six weeks ended February 27, 2011, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $42.46 billion, an increase of twelve percent from $38.06 billion during the comparable period of the prior fiscal year. Mexico sales accounted for approximately three percentage points of the increase for both the four-week and twenty-six week periods.

Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February, including Mexico operations for both this and last year, were as follows:

	4 Weeks	26 Weeks
U.S.	6%	5%
International	14%	14%

Total	8%	7%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales were as follows:

	4 Weeks	26 Weeks
U.S.	4%	4%
International	7%	9%

Total	5%	5%

Costco currently operates 581 warehouses, including 424 in the United States and Puerto Rico, 80 in Canada, 22 in the United Kingdom, seven in Korea, six in Taiwan, nine in Japan, one in Australia and 32 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional fifteen to sixteen new warehouses (including the relocation of a warehouse to a larger and better-located facility and the reopening of San Marcos, CA – closed for an onsite relocation) prior to the end of its 2011 fiscal year on August 28, 2011.

A conference call to discuss these second quarter operating results and February sales is scheduled for 8:00 a.m. (PT) today, March 2, 2011, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 13, 2011	February 14, 2010	February 13, 2011	February 14, 2010
REVENUE
Net sales	$20,449	$18,356	$39,272	$35,278
Membership fees	426	386	842	763

Total revenue	20,875	18,742	40,114	36,041
OPERATING EXPENSES
Merchandise costs	18,235	16,396	34,992	31,477
Selling, general and administrative	2,038	1,873	3,979	3,650
Preopening expenses	4	3	16	14
Provision for impaired assets and closing costs, net	2	—	6	2

Operating income	596	470	1,121	898
OTHER INCOME (EXPENSE)
Interest expense	(27)	(26)	(53)	(50)
Interest income and other, net	4	30	9	48

INCOME BEFORE INCOME TAXES	573	474	1,077	896
Provision for income taxes	204	169	376	321

Net income including noncontrolling interests	369	305	701	575

Net income attributable to noncontrolling interests	(21)	(6)	(41)	(10)

NET INCOME ATTRIBUTABLE TO COSTCO	$348	$299	$660	$565

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.80	$0.68	$1.52	$1.29

Diluted	$0.79	$0.67	$1.49	$1.27

Shares used in calculation (000’s)
Basic	436,682	439,786	435,385	438,475
Diluted	443,186	446,918	442,283	445,870

Dividends per share	$0.205	$0.18	$0.41	$0.36

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	February 13, 2011	August 29, 2010
ASSETS

Cash and cash equivalents	$3,355	$3,214
Short-term investments	2,024	1,535
Receivables, net	1,116	884
Merchandise inventories	6,127	5,638
Deferred income taxes and other current assets	516	437

Total current assets	13,138	11,708
Property and equipment, net	12,102	11,314
Other assets	476	793

TOTAL ASSETS	$25,716	$23,815

LIABILITIES AND EQUITY

Accounts payable	$5,970	$5,947
Short-term borrowings	1	26
Other current liabilities	4,775	4,090

Total current liabilities	10,746	10,063
Long-term debt, excluding current portion	2,144	2,141
Deferred income taxes and other liabilities	702	681

Total liabilities	13,592	12,885

Total Costco stockholders’ equity	11,583	10,829
Noncontrolling interests	541	101

Total equity	12,124	10,930

TOTAL LIABILITIES AND EQUITY	$25,716	$23,815